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                           Offer to Purchase for Cash
                    up to 23,500,000 Shares of Common Stock
                                       of
                            World Color Press, Inc.
                                       at
                              $35.69 Net Per Share
                                       by
                           Printing Acquisition Inc.
                     a wholly owned indirect subsidiary of
                             Quebecor Printing Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 12, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   July 16, 1999

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase dated July 16, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by Printing Acquisition Inc., a Delaware corporation ("Purchaser") and a wholly owned indirect subsidiary of Quebecor Printing Inc., a company amalgamated under the laws of Canada ("Quebecor Printing"), to purchase up to 23,500,000 shares (representing 62% of the issued and outstanding shares as of July 8, 1999) of common stock, par value $0.01 per share (the "Shares"), of World Color Press, Inc., a Delaware corporation (the "Company"), at a purchase price of $35.69 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal enclosed herewith (which, as amended from time to time, together constitute the "Offer").

    Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Harris Trust Company of New York (the "Depositary"), prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

1. The offer price is $35.69 per Share, net to the seller in cash without interest.

2.  The Offer is being made for up to 23,500,000 Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 12, 1999 (the "Merger Agreement"), by and among Quebecor Printing, Purchaser and the Company. The Merger Agreement provides, among other things, that, subject to the terms and conditions set forth therein, subsequent to the consummation of the Offer, Purchaser will merge with and into the Company.

4. The Board of Directors of the Company has determined by a unanimous vote that the Offer and the Merger are fair to, advisable and in the best interests of, the Company and its stockholders, has approved the Offer and the Merger, has approved and adopted the Merger Agreement, and has resolved to
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    recommend acceptance of the Offer to, and adoption of the Merger Agreement by, the Company's stockholders.

5. The Offer, proration period and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, August 12, 1999, unless the Offer is extended.

6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date a number of Shares of the Company which, together with any Shares owned by Quebecor Printing or Purchaser would constitute more than 50% of the voting power of the Company (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in a merger, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is also subject to the satisfaction of certain other terms and conditions. See Section 15 of the Offer to Purchase.

    The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Credit Suisse First Boston Corporation and RBC Dominion Securities Corporation in their capacity as Joint Dealer Managers for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.
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                          Instructions with Respect to
                         the Offer to Purchase for Cash
                          up to 23,500,000 Outstanding
                             Shares of Common Stock
                                       of
                            World Color Press, Inc.
                                       by
                           Printing Acquisition Inc.
                     a wholly owned indirect subsidiary of
                             Quebecor Printing Inc.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 16, 1999 and the related Letter of Transmittal of Printing Acquisition Inc. (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Quebecor Printing Inc., a company amalgamated under the laws of Canada, to purchase up to 23,500,000 shares (representing approximately 62% of the issued and outstanding shares as of July 8, 1999) of common stock, par value $0.01 per share (the "Shares"), of World Color Press, Inc., a Delaware corporation, at a purchase price of $35.69 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

    This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Number of Shares Tendered:*___________________

Account No.:_________________________________

Dated: _______________________________, 1999
                                                         SIGN HERE

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                                                        Signature(s)

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                                               Print Name(s) and Address(es)

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                                             Area Code and Telephone Number(s)

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                                             Taxpayer Identification or Social
                                                     Security Number(s)

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.